Exhibit 10.3

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) dated as of the 20th day of June 2006, by and between Joel A. Stone (“Executive”) and ASAlliances Biofuels, LLC (“the Company”) (the “Effective Date”).

WITNESSETH

WHEREAS, the Company desires to secure the experience, abilities and service of Executive by employing Executive in the position of Chief Operating Officer (“COO”) of the Company upon the terms and conditions specified herein; and

WHEREAS, Executive desires to accept such employment and service as COO of the Company and to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, Executive and the Company do agree to the terms of employment as follows:

1. Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a) Affiliate. Affiliate of any person or entity means any stockholder or person or entity controlling, controlled by under common control with such person or entity, or any director, officer or key executive of such entity or any of their respective relatives. For purposes of this definition, “control,” when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contracting or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.

(b) Base Salary. “Base Salary” shall have the meaning set forth in Section 3(a) hereof.

(c) Board. The Board of Directors of ASAlliances Biofuels, LLC.

(d) Cause. “Cause” shall mean as determined in good faith by the Board, in its sole and absolute discretion, (i) with regard to the Company or its Affiliates, dishonesty, theft, fraud, or embezzlement or misconduct having an adverse affect upon the Company, (ii) breach of fiduciary duty with regard to the Company, (iii) negligent failure to perform Executive’s duties, provided that a refusal to approve any financials or execute any documents based on such financials shall not be Cause if Executive in good faith believes that the accounting in such financials is not appropriate and so notifies the Chairman of the Audit Committee of the Board, (iv) conviction of, or pleading guilty or nolo contendere to, any felony involving moral turpitude (other than traffic violations or as a result of vicarious liability); (v) Executive’s violation of his obligations under the Agreement; (vi) a breach by Executive of any of the covenants made by him in Section 6 hereof; and/or (vii) Executive’s violation of any material policy or code of conduct of the Company.

(e) Change in Control. “Change in Control” shall mean the occurrence of any of the following events subsequent to the date of this Agreement:

(i) any person, other than an exempt person (which includes the Company and its subsidiaries and employee benefit plans), becoming a beneficial owner of 50% or more of the shares of common stock or voting stock of the Company then outstanding;

(ii) the approval by the stockholders of the Company of a reorganization, merger or consolidation in which existing Company stockholders own less than 50% of the stock of the resulting company; or

(iii) the approval by the stockholders of the company of a liquidation or dissolution of the Company, unless such liquidation or dissolution is part of a plan of liquidation or dissolution involving a sale to an entity of which more than 50% of the stock is owned by existing Company stockholders.

(f) Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g) Confidential and Proprietary Information. “Confidential and Proprietary Information” shall mean any and all (i) confidential or proprietary information or material not in the public domain about or relating to the business, operations, assets or financial condition of the Company or any Affiliate of the Company or any of the Company’s or any such Affiliate’s trade secrets; and (ii) information, documentation or material not in the public domain by virtue of any action by or on the part of Executive, the knowledge of which gives or may give the Company or any Affiliate of the Company an advantage over any person not possessing such information. For purposes hereof, the term Confidential and Proprietary Information shall not include any information or material (i) that is known to the general public other than due to a breach of this Agreement by Executive or (ii) that was disclosed to Executive by a person who Executive did not reasonably believe was bound to a confidentiality or similar agreement with the Company or (iii) that does not relate to the fuel ethanol industry or to any industry in which the Company is presently, or from time-to-time, conducting business.

(h) Date of Termination. “Date of Termination” shall mean the date the Company terminated Executive’s employment for any reason, including, without limitation, the expiration of the term of this Agreement, or, if Executive’s employment is terminated by Executive, the date on which a notice of termination is given or as specified in such notice.

(i) Disability. “Disability” shall mean termination because of any physical or mental impairment that has prevented Executive from performing his material duties for the Company for three (3) consecutive months.

(j) Good Reason. Termination by Executive of Executive’s employment for “Good Reason” shall mean termination by Executive because of one of the following, without Executive’s express written consent:

(i) a significant diminution of Executive’s then functions, authority, duties or responsibilities; or

(ii) any material reduction by the Company in Executive’s Base Salary, except to the extent the base salaries of other similarly situated Executives are similarly reduced.

(k) Initial Equity Offering Date. The first to occur of (i) the closing date of the first registered underwritten public offering to purchase common stock of the Company, or (ii) the closing date of any offering of equity securities pursuant to Rule 144A of the Securities Act of 1933, as amended, in each case where such offering raises gross proceeds to the Company of at least $100,000,000.

(l) Waiver and Release. The waiver and release of claims document, in the form attached hereto as Exhibit A or such other form as may be prescribed by the Company, in which Executive, in exchange for the benefits described in Section 5(c) of this Agreement, among other things, releases the Company, its parents, subsidiaries and Affiliates, and their officers, directors, agents, servants, employees, successors, assigns and insurers, and any and all other persons, firms, organizations and corporations from liability and damages in any way related to Executive’s employment with or termination of employment with the Company or Affiliate of the Company.

(m) Waiver Effective Date. The expiration of seven (7) days after Executive executes and returns to the Company a valid Waiver and Release within the time period prescribed by the Company following the Executive’s Date of Termination, provided that Executive does not revoke such Waiver and Release.

2. Term of Employment.

(a) The Company hereby employs Executive as the COO of the Company, and Executive hereby accepts said employment and agrees to render such services to the Company, on the terms and conditions set forth in this Agreement. The term of employment under this Agreement shall be for a term of three years, commencing as of the Effective Date, unless such term ends sooner as provided in this Agreement. In the event a Change in Control occurs, the Company and Executive agree that the term shall thereupon be the period of time that is the longer of the time remaining for the then remaining term under this Agreement or one year.

(b) During the term of this Agreement, Executive shall report to the Chief Executive Officer and, in the absence of a Chief Executive Officer, to the Board and perform executive services for the Company as reasonably prescribed by the Chief Executive Officer and the Board from time to time, consistent with his position or positions and have the authority, duties and responsibilities commensurate with his position or positions. Executive agrees that he will at all times faithfully, industriously and to the best of his ability, experience and talents, perform all of the duties that may be required of and from him pursuant to the express and implicit terms hereof, to the reasonable satisfaction of the Company. Executive acknowledges and agrees that Executive owes a fiduciary duty to the Company. In keeping with these duties, Executive shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not appropriate for Executive’s own benefit business opportunities concerning the subject matter of the fiduciary relationship. The fiduciary duty Executive owes to the Company shall not prevent Executive from serving on the board of another company so long as (i) such service is disclosed to the Board (ii) such service is approved by the Board and (iii) the other company does not compete in any manner with the Company.

3. Compensation and Benefits.

(a) Compensation.

(i) Base Salary. The Company shall pay Executive for his services during the term of this Agreement a minimum base salary of $251,000 per year (“Base Salary”) which shall be payable semi-monthly or such other payroll period pursuant to the Company’s normal payroll practices for its executives, and shall be subject to withholding for federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling, or as otherwise permissible under Company practices or policies. Base Salary may be increased but may only be reduced in the event Base Salary for all similarly situated executives is also reduced. The Company shall annually review Executive’s Base Salary.

(ii) Annual Bonus. For the year commencing 2006 and for each year thereafter, Executive shall have a bonus opportunity target (“Annual Bonus Target”) of $81,959 under terms and conditions determined by the Compensation Committee and in accordance with the provisions of the bonus plan as approved by Compensation Committee. The Annual Bonus Target for 2006 shall be pro-rated based on Executive’s service from the Effective Date through the end of the calendar year.

(iii) Long Term Incentive Compensation Beginning in 2006. In addition to the Base Salary set forth in Section 3(a)(i) hereof and the Annual Bonus Target set forth in Section 3(a)(ii) hereof, on the Initial Equity Offering Date Executive shall be awarded long term incentive compensation having an aggregate value of $2.75 million (“Incentive Compensation”), such Incentive Compensation to be granted (x) one-half in the form of restricted stock, which shares shall vest, contingent on Executive’s continued employment, in equal parts over five years years beginning as of the date of this Agreement, and (y) one-half in the form of an option to purchase a number of shares of stock of the Company, which option shall vest, contingent on Executive’s continued employment, in equal parts over five years beginning as of the date of this Agreement. Upon a Change in Control, the tranche of options scheduled to vest in the year succeeding the year the Change in Control occurs shall vest immediately. The number of shares of stock of the Company subject to the option described in item (y) above shall be determined by the Board in its sole discretion, using Black-Scholes or another generally accepted option valuation methodology. During the period which the Incentive Compensation vests, it is anticipated Executive may not receive any further awards of restricted stock or options or other long term incentive compensation unless otherwise determined by the Board. An award of additional incentive compensation may be revisited at such time as this Agreement is subject to renewal.

(b) Vacation.

(i) Except as provided in Section 3(b)(ii) below, during the term of this Agreement, Executive shall accrue four (4) weeks paid vacation each calendar year in accordance with the Company’s established policies. Executive shall not be entitled to receive any additional compensation from the Company for failure to take a vacation, nor shall Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Company or as Company policies or practice may otherwise provide.

(ii) During the 2006 calendar year, Executive shall be entitled to take the pro-rata portion of four (4) weeks paid vacation earned from the Effective Date through the end of the calendar year.

(c) Benefit Plans. During the term, Executive shall be entitled to participate in such benefit plans, including without limitation: (i) medical, (ii) dental, (iii) life insurance; and (iv) 401(k), as provided to other senior executives of the Company at a level commensurate with his position.

4. Expenses. The Company shall reimburse Executive or otherwise provide for or pay for all reasonable expenses incurred by Executive in furtherance of or in connection with the business of the Company, subject to such reasonable documentation and other limitations as may be established by the Company. If such expenses are paid in the first instance by Executive, the Company shall reimburse Executive therefor. In addition, the Company shall pay directly or reimburse Executive for his reasonable expenses of moving his residence from New York to Dallas, Texas, and the Company shall also reimburse Executive under this Section 4 for all federal and state taxes incurred by reason of such reimbursement of relocation expenses. Attached as Exhibit “C” is a list of allowable expenses.

5. Termination.

(a) The Company shall have the right, at any time, to terminate Executive’s employment hereunder for any reason, including, without limitation, termination for Cause or for Disability and Executive shall have the right to terminate his employment hereunder for any reason or no reason.

(b) In the event that (i) Executive’s employment is terminated by the Company for Cause, or (ii) Executive terminates his employment hereunder other than for Good Reason or Disability, Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable date of Termination other than for Base Salary accrued through the date of Termination and any amounts or benefits due under any benefit or equity plans or program in accordance with their terms (“Accrued Obligations”).

(c) In the event that Executive’s employment is terminated (i) by the Company other than for Cause, (ii) by reason of death or Disability or (iii) by Executive for Good Reason, then the Company shall:

(i) pay to Executive a cash severance in an amount equal to the sum of his current Base Salary and Annual Bonus Target earned for the calendar year preceding the Date of Termination; provided, however, that if Executive did not earn an Annual Bonus Target for the calendar year preceding the Date of Termination, then the cash severance will be an amount equal to the sum of his current Base Salary and the Annual Bonus Target opportunity for the current year. Any payment of cash severance under this Section 5(c)(i) shall be made in a lump sum as soon as practicable after the Waiver Effective Date; and

(ii) pay or provide to Executive his Accrued Obligations, if any.

(d) With regard to any termination of Executive’s employment, Executive shall have no obligation to mitigate the amounts due hereunder, and the amounts due hereunder shall be paid without offset for any other amounts earned by Executive. The amounts due hereunder shall be paid without setoff, counterclaim or affirmative defense.

6. Restrictions Respecting Competing Businesses, Confidential Information, etc.

(a) Executive acknowledges and agrees that simultaneously with the execution of this Agreement the Company has provided Confidential and Proprietary Information to Executive and that in the future, from time to time, the Company will provide additional Confidential and Proprietary Information to Executive. Executive further acknowledges and agrees that by virtue of Executive’s position and involvement with the business and affairs of the Company, Executive will develop substantial expertise and knowledge with respect to all aspects of the Company’s business, affairs and operations and will have access to all significant aspects of the business and operations of the Company and to Confidential and Proprietary Information.

(b) Executive hereby covenants and agrees that, during the term of employment and thereafter, unless otherwise authorized by the Company in writing, Executive shall not, directly or indirectly, under any circumstance: (i) disclose to any other person or entity (other than in the regular course of business of the Company) any Confidential and Proprietary Information, other than pursuant to applicable law, regulation or subpoena or with the prior written consent of the Company; (ii) act or fail to act so as to impair the confidential or proprietary nature of any Confidential and Proprietary Information; (iii) use any Confidential and Proprietary Information other than for the sole and exclusive benefit of the Company; or (iv) offer or agree to, or cause or assist in the inception or continuation of, any such disclosure, impairment or use of any Confidential and Proprietary Information. Following the term of employment, Executive shall return all documents, records and other items containing any Confidential and Proprietary Information to the Company (regardless of the medium in which maintained or stored).

(c) Executive covenants and agrees that while Executive is employed by the Company, and for the two (2) year period following the Date of Termination, Executive shall not, directly or indirectly, manage, operate, or control, be employed by or consult in any matter with any business which competes with the Company in the fuel ethanol industry or in any other industries in which the Company is presently, or from time-to-time, conducting business within the United States or, directly or indirectly, except in the good faith performance of his duties, induce or influence any customer or other person that has a business relationship with the Company, or any Affiliate of the Company, to discontinue or reduce the extent of such relationship. For purposes of this Agreement, Executive shall be deemed directly or indirectly interested in a business if he is engaged or interested in that business as a stockholder, director, officer, or executive, agent, partner, individual proprietor, consultant, advisor or otherwise, but not if Executive’s interest is limited solely to the ownership of not more than 5% of the securities of any class of equity securities of a corporation or other person whose shares are listed or admitted to trade on a national securities exchange or are quoted on The NASDAQ Stock Market or a similar means if The NASDAQ Stock Market is no longer providing such information.

(d) While Executive is employed by the Company and for two (2) years after Executive ceases to be employed by the Company, Executive shall not, directly or indirectly, for himself or on behalf of any other person, firm or entity, solicit or attempt to solicit, employ, engage or retain any person who is or was, at any time during the one (1) year period preceding the termination of Executive’s employment with the Company, an employee of the Company or an Affiliate.

(e) Executive agrees to refrain from any criticisms or disparaging comments about the Company or any of its Affiliates and Executive agrees not to take any action, or assist any person in taking any other action, that is adverse to the interests of the Company or any Affiliate or inconsistent with fostering the goodwill of the Company and its Affiliates; provided, however, that the foregoing shall not apply to or restrict in any way the communication of information by Executive to any state or federal law enforcement agency so long as Executive provides prior notice to the Company thereof, and Executive will not be in breach of the covenant contained above solely by reason of testimony which is compelled by process of law.

(f) The parties agree that nothing in this agreement shall be construed to limit or negate the common law of torts, confidentiality, trade secrets, fiduciary duty and obligations where such laws provide the Company with any broader, further or other remedy or protection than those provided herein.

(g) Because the breach of any of the provisions of this Section 6 will result in immediate and irreparable injury to the Company for which the Company will not have an adequate remedy at law, the Company shall be entitled, in addition to all other rights and remedies, to seek a degree of specific performance of the restrictive covenants contained in this Section 6 and to a temporary and permanent injunction enjoining such breach, without posting bond or furnishing similar security.

7. Withholding. All payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

8. Assignability. The Company may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of their respective assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing (delivered to Executive) assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. Executive may not assign or transfer this Agreement or any rights or obligations hereunder, except as provided in any benefit plan and all rights to receive payments shall upon his death be available to his estate.

9. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, or properly delivered to Federal Express (or a comparable overnight delivery service), if to the Company at 2200 Ross Avenue, Suite 4900W, Dallas, Texas 75201, Attn: Board of Directors, and if to Executive, addressed to the last address on the record of the Company. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) upon the earliest of (a) the date it is actually received, (b) the business day after the day on which it is delivered by hand, (c) the business day after the day on which it is properly delivered to Federal Express (or a comparable overnight delivery service), or (d) the third business day after the day on which it is deposited in the United States mail. The Company or Executive may change their respective addresses by notifying the other party or parties of the new addresses in any manner permitted by this Section 9.

10. Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer, officers or directors as may have apparently been designated by the Board to sign on their behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the state of Delaware without reference to principles of conflict of laws.

12. Dispute Resolution. Executive and the Company agree that arbitration in accordance with the Federal Arbitration Act and the Dispute Resolution Procedures set forth in Appendix B to this Agreement shall be the exclusive means for final resolution of any dispute between the parties arising out of or relating to your employment or this Agreement, except (1) for workers’ compensation and unemployment claims; or (2) when injunctive relief is necessary to preserve the status quo or to prevent irreparable injury. Injunctive relief may be sought only from any court of competent jurisdiction located in Dallas, Texas and Executive consents to personal jurisdiction in such court.

13. Nature of Obligations. Nothing contained herein shall create or require the Company to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that Executive acquires a right to receive benefits from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

14. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15. Validity. The invalidity, illegality or unenforceability of any provision of this Agreement, in whole or in part, shall not affect the validity, legality or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17. Entire Agreement. This Agreement embodies the entire agreement between the Company and Executive with respect to the matters agreed to herein. All prior agreements between the Company and Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

IN WITNESS WHEREOF, this Agreement has been executed as of the Effective Date.

ASALLIANCES BIOFUELS, LLC

By:	/s/ Kevin W. Kuykendall

[Name]	Kevin W. Kuykendall

[Title]	Manager; Member of Compensation Committee

Date:	June 20, 2006

EXECUTIVE

/s/ Joel A. Stone

Date:	June 20, 2006

Date:

EXHIBIT A TO

EMPLOYMENT AGREEMENT

WAIVER AND RELEASE

This Waiver and Release (the “Release”) is executed as of this      day of                     , 20     by                          (“Executive”).

WHEREAS, Executive’s employment with the Company was terminated effective as of                     , 20    ;

NOW THEREFORE, as a condition to, and in consideration of, payment by ASAlliances Biofuels, LLC (the “Company”) of the payments and benefits specified in the Employment Agreement between Executive and the Company, dated June 20, 2006, Executive hereby agrees as follows:

Executive, for himself and on behalf of his agents, attorneys, heirs, executors, administrators, successors and assigns, hereby irrevocably releases, acquits, discharges and forever forgives the Company, its past and present officers, directors, shareholders, representatives, agents, servants, and employees, and their respective successors, assigns, insurers, parent companies, subsidiaries, and affiliates, and all persons acting by, through, under or in concert with them (the “Releasees”), of and from any and all claims, causes of action, suits, controversies, appeals, grievances, promises, agreements, damages, rights, debts, liabilities, costs, losses, personal injuries and any other compensation whatsoever, whether presently known or unknown, liquidated or unliquidated, matured or contingent, arising at any time through the date of the execution of this Release. This Release covers any and all claims, regardless of whether they arose in contract or in tort or are based upon statutes, laws or rules, regulations, common law principles or otherwise, and includes but is not limited to claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Equal Pay Act; the Fair Labor Standards Act; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Occupational Safety and Health Act; the Texas Labor Code Section 21.001 et. seq.; the Texas Labor Code; or any other federal, state or local statute, law or regulation relating to employment; claims in connection with workers’ compensation or “whistle blower” statutes; claims for breach of any express or implied contract, interference with contractual or business relations, personal injury, slander, libel, assault, battery, quantum meruit, reformation of contract, breach of implied covenant of good faith and fair dealing, debt, wrongful discharge, defamation, invasion of privacy, negligent or intentional infliction of emotional distress or mental suffering, false imprisonment, wrongful termination, wrongful demotion, wrongful failure to promote, wrongful deprivation of a career opportunity, discrimination (including disparate treatment and disparate impact), hostile work environment, sexual harassment, retaliation, any requests to submit to a drug or polygraph test, and/or whistle blowing, tortious interference, misrepresentation, fraud, conspiracy, negligence or gross negligence; and any other statutory or common law cause of action, whether or not relating to Executive’s employment with the Company; provided, however, that this Release does not include any claims Executive may have to compensation or benefits to be provided to Executive under any pension or benefit plan in which Executive was or is a participant.

Executive recognizes that he may have some claim, demand, or cause of action against the Releasees of which he is totally unaware and unsuspecting and which is given up by the execution of this Release. It is Executive’s intention in executing this Release with the advice of legal counsel that this Release will deprive him of any such claim and prevent him from asserting the same. The provisions of any local, state, federal, or foreign law, statute, or judicial decision providing in substance that this Release shall not extend to such unknown or unsuspecting claims, demands, or damages, are hereby expressly waived.

Executive understands that signing this Release is an important legal act. Executive acknowledges that he has been advised in writing to consult an attorney before signing this Release. Executive understands that, in order to be eligible for certain benefits, he must sign (and return to the Company without revocation) this Release before he will receive the benefits. Executive acknowledges that he has been given at least 21 days to consider whether to accept the benefits and whether to execute this Release. Furthermore, Executive acknowledges that he may revoke the Release within seven days of signing.

Should any of the provisions set forth in this Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Release. Executive acknowledges that this Release sets forth the entire understanding and agreement between the Company and its affiliates and himself concerning the subject matter of this Release and supersedes any prior or contemporaneous oral and/or written agreements or representations regarding the subject matter hereof, if any, between the Company or its affiliates and himself.

This Release is made within the State of Texas and shall in all respects be interpreted, enforced and governed by the laws of the State of Texas.

Executive acknowledges that this Release is in full settlement, satisfaction, and discharge of any and all claims, demands, actions, and causes of action released by Executive, and that it applies to all claims, whether known or unknown. Executive further acknowledges that the consideration to be provided pursuant to the Agreement upon execution of this Release represents amounts and benefits greater than he would be entitled to receive if he were not to execute this Release. Executive represents and warrants that he has full power and authority to enter into and execute this Release. Executive represents that he has carefully read the Release, has had the opportunity to ask questions and have the Release explained to him, that he fully understands all the provisions of this Release, that he has been advised to consult with an attorney of his choice and has had the opportunity to do so, and that Executive is freely, knowingly and voluntarily entering into this Release without reliance on any representations of any kind or character not set forth herein.

IN WITNESS WHEREOF, Executive has executed this Waiver and Release as of the date first above written.

[Name]

[Social Security Number]

[Date]

EXHIBIT B TO

EMPLOYMENT AGREEMENT

DISPUTE RESOLUTION PROCEDURES

The parties agree to make a good faith effort to informally resolve any dispute before submitting the dispute to be resolved in accordance with the following procedures (“Procedures”):

1. The party claiming to be aggrieved shall furnish to the other a written statement of the grievance, all persons whose testimony would support the grievance, and the relief requested or proposed. The written statements must be delivered to the other party within the time limits for bringing an administrative or court action based on that claim.

2. If the other party does not agree to furnish the relief requested or proposed, or otherwise does not satisfy the demand of the party claiming to be aggrieved within 30 days and the aggrieved party wishes to pursue the issue, the aggrieved party shall by written notice demand that the dispute be submitted to non-binding mediation before a mediator jointly selected by the parties.

3. If the dispute is not resolved in mediation, the aggrieved party shall request arbitration of the dispute by giving written notice to the other party within 30 days after mediation. The parties will attempt to agree on a mutually acceptable arbitrator and, if no agreement is reached, the parties will request a list of nine arbitrators from the American Arbitration Association or such other arbitration firms as agreed and select by alternately striking names. The arbitration will be conducted consistent with American Arbitration Association’s National Rules for Resolution of Employment Disputes (“Rules”) that are in effect at the time of the arbitration. If there is any conflict between those Rules and the Procedures, the Procedures will govern. The arbitrator shall have authority to decide whether the conduct complained of violates the legal rights of the parties. In any such arbitration proceeding, any hearing must be transcribed by a certified court reporter and any decision must be supported by written findings of fact and conclusions of law. The arbitrator’s findings of fact must be supported by substantial evidence on the record as a whole, and the conclusions of law and any remedy must be provided for by and consistent with the laws of Texas and federal law. The arbitrator shall have no authority to add to, modify, change or disregard any lawful term of the Agreement. The Company will pay the arbitrator’s fee. Any award that may result from such arbitration, maybe confirmed into a judgment from a court and enforced in accordance with applicable law.

B-1

EXHIBIT C TO

EMPLOYMENT AGREEMENT

ALLOWABLE EXPENSES PURSUANT TO SECTION 4

1.	Closing Costs, including realty commission, attorneys’ fees, transfer fee, recording fee, and other miscellaneous expenses.

2.	Transport of household goods from New York to Texas.

3.	Temporary living expenses, assuming $1,800 per month for four months.

4.	Two house hunting trips for Joel Stone’s spouse.

5.	Travel of Joel Stone’s family from New York to Texas.

B-2